Exhibit 10.21
Nektar Therapeutics
2008 Equity Incentive Plan
Stock Option Grant Notice
(US Optionholders)
Nektar Therapeutics (the “Company”), pursuant to its 2008 Equity Incentive Plan (the “Plan”), hereby grants to you, the Optionholder, an option to purchase the number of shares of the Company’s Common Stock set forth below. This Option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Stock Option Agreement.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price Per Share:
Expiration Date:

Exercise Schedule:	Same as Vesting Schedule
Vesting Schedule:	of the shares vest one year after the Vesting Commencement Date.

	of the shares vest monthly thereafter over the next	years.

Additional Terms/Acknowledgements: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) Options previously granted and delivered to you under the Plan, and (ii) the following agreements only:

other agreements:

Nektar Therapeutics:		Optionholder:

By:

	Signature		Signature
Name:		Date:

Print
Title:

Date:

Attachments: Stock Option Agreement, 2008 Equity Incentive Plan, and Notice of Exercise

Nektar Therapeutics
2008 Equity Incentive Plan
Stock Option Agreement
(US Optionholders)
Pursuant to the Stock Option Grant Notice (“Option Notice”) and this Stock Option Agreement, Nektar Therapeutics (the “Company”) has granted you an option under its 2008 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in the Option Notice at the exercise price indicated in the Option Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your option are as follows:
1. Vesting. Subject to the limitations contained herein, your option will vest as provided in the Option Notice, provided that vesting will cease upon the termination of your Continuous Service. Notwithstanding the foregoing, in the event your Continuous Service is terminated as a result of your death, your option shall become fully vested and exercisable as of the date of such termination.
2. Number of Shares and Exercise Price. The number of shares subject to your option and your exercise price per share referenced in the Option Notice may be adjusted from time to time for capitalization adjustments, as provided in the Plan.
3. Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until at least six (6) months following the Date of Grant specified in your Option Notice, notwithstanding any other provision of your option.
4. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in one or more of the following forms:
(a) In cash or by check;
(b) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; or

(c) In the Company’s sole discretion at the time your option is granted and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time your option is exercised, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, your option may not be exercised by tender to the Company of Common Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
5. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.
6. Term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
(a) three (3) months after the termination of your Continuous Service for any reason other than death or Disability, provided that (i) if during any part of such three (3)-month period the option is not exercisable solely because of the condition set forth in Section 5, the option shall not expire until the earlier of the Expiration Date indicated on the Option Notice or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service, and (ii) if (x) you are a Non-Exempt Employee, (y) you terminate your Continuous Service within six (6) months after the Date of Grant specified in your Option Notice, and (z) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Option Notice or the date that is three (3) months after the termination of your Continuous Service or (B) the Expiration Date;
(b) twelve (12) months after the termination of your Continuous Service due to Disability;
(c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for a reason other than death;

(d) the Expiration Date indicated in the Option Notice; or
(e) the eighth (8th) anniversary of the Date of Grant.
Note, if you are a US taxpayer and your option is an incentive stock option, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the Date of Grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment terminates.
7. Exercise.
(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding as described in Section 10 below by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.
(c) If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
8. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.
9. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. Tax Obligations.
(a) You are responsible for satisfaction of all federal, state, local and foreign tax withholding obligations of the Company and its Affiliates, if any, which arise in connection with the option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the option. No shares of Common Stock will be issued until the Company has received a definitive agreement or other documentation satisfactory to the Company, in its sole discretion, that all such obligations have been or will be satisfied by you. Regardless of whether the Company properly withholds the full amount of such obligations, you hereby acknowledge and agree that that all such obligations shall transfer in their entirety from the Company to you and that such liability shall be ultimately your responsibility and liability.
(b) You hereby authorize withholding from payroll and any other amounts payable to you and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax obligations, if any, which are owed by you in connection with the option.
(c) The Company may, in its discretion, permit or require you to satisfy all or any portion of the tax obligations described in this Section 10 by deducting from the shares of Common Stock otherwise deliverable to you in settlement of the option a number of shares of Common Stock having a fair market value, as determined by the Company as of the date on which the tax obligations arise, not in excess of the amount of such tax obligations determined by the applicable withholding rates. In the event that the Company determines that the tax obligations will not be satisfied by the methods described above, you authorize the designated plan administrator or any successor plan administrator, to sell a number of shares of Common Stock that are exercised under the option, which the Company determines is sufficient to generate an amount that meets the tax obligations plus additional shares of Common Stock, as necessary, to account for rounding and market fluctuation, and to pay such tax withholding amounts to the Company. The shares may be sold as part of a block trade with other Participants of the Plan in which all Participants receive an average price. Any adverse consequences to you resulting from the procedure permitted under this Section 10, including, without limitation, tax consequences, shall be your sole responsibility.
(d) You hereby acknowledge that you understand that you may suffer adverse tax consequences as a result of the exercise of the option or disposition of the shares. You hereby represent that you have consulted with any tax consultants the you deem advisable in connection with the exercise of the option or disposition of the shares and that you are not relying on the Company for any tax advice.

11. Employment Conditions. In accepting the option, you acknowledge that:
(a) Any notice period mandated under the applicable laws shall not be treated as service for the purpose of determining the vesting of the option; and your right to receive shares of Common Stock in settlement of the option after termination as an Employee, if any, will be measured by the date of your termination as an Employee and will not be extended by any notice period mandated under the applicable law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether your status as an Employee has terminated and the effective date of such termination.
(b) The vesting of the option shall cease upon, and no portion of the option shall become vested following, your termination as an Employee for any reason except as may be explicitly provided by the Plan or this Stock Option Agreement. Unless otherwise provided in the Plan or this Stock Option Agreement, the unvested portion of the option at the time of your termination as an Employee will be forfeited.
(c) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Stock Option Agreement.
(d) The grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.
(e) All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.
(f) You are voluntarily participating in the Plan.
(g) The option is an extraordinary item that does not constitute compensation of any kind for service rendered to the Company (or any Affiliate), and which is outside the scope of your employment contract, if any. In addition, the option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
(h) The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. If you obtain shares upon settlement of the option, the value of those shares may increase or decrease.
(i) No claim or entitlement to compensation or damages arises from termination of the option or diminution in value of the option or shares of Common Stock acquired upon settlement of the option resulting from your termination as an Employee (for any reason whether or not in breach of the local law) and you irrevocably release the Company and each Affiliate from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Stock Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.

12. General Provisions.
(a) Successors and Assigns. Except as provided herein to the contrary, this Stock Option Agreement shall be binding upon and inure to the benefit of the parties to this Stock Option Agreement, their respective successors and permitted assigns.
(b) No Assignment. Except as otherwise provided in this Stock Option Agreement, you shall not assign any of your under this Stock Option Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Stock Option Agreement, but no such assignment shall release the Company of any obligations pursuant to this Stock Option Agreement.
(c) Severability. The validity, legality or enforceability of the remainder of this Stock Option Agreement shall not be affected even if one or more of the provisions of this Stock Option Agreement shall be held to be invalid, illegal or unenforceable in any respect.
(d) Administration. Any determination by the Administrator in connection with any question or issue arising under the Plan or this Stock Option Agreement shall be final, conclusive, and binding on you, the Company, and all other persons.
(e) Headings. The section headings in this Stock Option Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Stock Option Agreement or of any particular section.
(f) Delivery of Documents and Notices. Any document relating to participation in the Plan, or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Stock Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery through electronic delivery at the e-mail address, if any, provided for you by the Company, or, upon deposit in the local postal service, by registered or certified mail, or with a nationally recognized overnight courier service with postage and fees prepaid, addressed to the other party at the address of such party set forth in this Stock Option Agreement or at such other address as such party may designate in writing from time to time to the other party.

(i) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Option Notice, this Stock Option Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically this Stock Option Agreement and Exercise Notice called for by Section 7(a) to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(ii) Consent to Electronic Delivery. You acknowledge that you have read Section 12(f)(i) of this Stock Option Agreement and consent to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of this Stock Option Agreement and exercise notice, as described in Section 12(f)(i) You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in Section 12(f)(i) or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents described in Section 12(f)(i).
14. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control. This Stock Option Agreement is governed by the laws of the State of Delaware.